Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Connecticut Premium Income Municipal Fund

811-07606

A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 for the above-referenced fund. At this meeting the shareholders were asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes
are as follows:

<c> Common and Preferred shares
voting together as a class
To approve a new investment
management agreement


   For
           6,307,391
   Against
              448,903
   Abstain
              145,200
   Broker Non-Votes
           2,352,617
      Total
           9,254,111


To approve a new sub-advisory
agreement


   For
           6,290,445
   Against
              449,200
   Abstain
              161,849
   Broker Non-Votes
           2,352,617
      Total
           9,254,111



Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.